UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – DECEMBER 20, 2011

CIG WIRELESS CORP.

(Exact name of Registrant as specified in its charter)

NEVADA	000-53677	68-0672900
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

Five Concourse Parkway, Suite 3100

Atlanta, GA 30328

(Address of principal executive offices)

(678) 332-5000

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01:     Entry into a Material Definitive Agreement.

Conversion of Series A 4% 2012 Convertible Redeemable Preferred Stock

On December 20, 2011, CIG Wireless Corp. (the “Company”) and BAC-CIG, LLC executed the conversion of shares of Series A 4% 2012 Convertible Redeemable Preferred Stock into shares of the Company’s common stock.

On October 7, 2011, the Company issued to BAC-CIG, LLC one million shares of restricted preferred stock, designated as Series A 4% Convertible Redeemable Preferred Stock, par value $0.00001 per share (the “Series A 4% Preferred Stock”), at a purchase price of $2.00 per share, resulting in an aggregate of $2,000,000 in proceeds received by the Company.  The Company previously adopted a Certificate of Designations of Series A 4% 2012 Convertible Redeemable Preferred Stock (the “Certificate of Designations”). Pursuant to the terms and conditions of the Certificate of Designations, the Series A 4% Preferred Stock may be converted into shares of the Company’s Common Stock at the Conversion Price of $2.00 per share, which equals 1,000,000 Shares of the Company’s Common Stock (the “Conversion Shares”).  Pursuant to the terms of the Certificate of Designations, the Company shall pay to the Registered Holder a share dividend equal to 4% Per Annum of the total Stated Value of all outstanding Series A 4% Preferred Stock, pro-rated to the period during which the Preferred Stock was issued and outstanding (the “Dividend Shares”).  The number of Dividend Shares to be issued shall be such number of shares equal to a dividend of $16,219.18, rounded up to the next whole share.  Accordingly, the Company shall issue the Conversion Shares and the Dividend Shares to BAC-CIG, LLC.

Item 3.02:     Unregistered Sale of Equity Securities

The information set forth in Item 1.01 of this is incorporated by reference into this Item 3.02.  The Company issued the Conversion Shares and the Dividend Shares in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIG WIRELESS CORP.

By:	/s/ Sebastien Koechli
Name: Sebastien Koechli Title: President

Date:      December 22, 2011